Westar Energy and Great Plains Energy MERGER OF EQUALS TO FORM LEADING ENERGY COMPANY 2017 Edison Electric Institute Financial Conference November 5-8, 2017

FORWARD-LOOKING STATEMENTS Statements made in this presentation that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. Forward-looking statements include, but are not limited to, statements relating to the anticipated merger transaction of Great Plains Energy Incorporated (Great Plains Energy) and Westar Energy, Inc. (Westar Energy), including those that relate to the expected financial and operational benefits of the merger to the companies and their shareholders (including cost savings, operational efficiencies and the impact of the anticipated merger on earnings per share), the expected timing of closing, the outcome of regulatory proceedings, cost estimates of capital projects, dividend growth, share repurchases, balance sheet and credit ratings, rebates to customers, employee issues and other matters affecting future operations. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Great Plains Energy and Westar Energy are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in regional, national and international markets and their effects on sales, prices and costs; prices and availability of electricity in regional and national wholesale markets; market perception of the energy industry, Great Plains Energy, KCP&L, and Westar Energy; changes in business strategy, operations or development plans; the outcome of contract negotiations for goods and services; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates that the companies can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on derivatives and hedges, nuclear decommissioning trust and pension plan assets and costs; impairments of long-lived assets or goodwill; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts, including, but not limited to, cyber terrorism; ability to carry out marketing and sales plans; weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs; cost, availability, quality and deliverability of fuel; the inherent uncertainties in estimating the effects of weather, economic conditions and other factors on customer consumption and financial results; ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of generation, transmission, distribution or other projects; Great Plains Energy’s and Westar Energy’s ability to successfully manage and integrate their respective transmission joint ventures; the inherent risks associated with the ownership and operation of a nuclear facility including, but not limited to, environmental, health, safety, regulatory and financial risks; workforce risks, including, but not limited to, increased costs of retirement, health care and other benefits; the ability of Great Plains Energy and Westar Energy to obtain the regulatory and shareholder approvals necessary to complete the anticipated merger or the imposition of adverse conditions or costs in connection with obtaining regulatory approvals; the risk that a condition to the closing of the anticipated merger may not be satisfied or that the anticipated merger may fail to close; the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted relating to the anticipated merger; the costs incurred to consummate the anticipated merger; the possibility that the expected value creation from the anticipated merger will not be realized, or will not be realized within the expected time period; difficulties related to the integration of the two companies; the credit ratings of the combined company following the anticipated merger; disruption from the anticipated merger making it more difficult to maintain relationships with customers, employees, regulators or suppliers; the anticipated diversion of management time and attention on the anticipated merger; and other risks and uncertainties. This list of factors is not all-inclusive because it is not possible to predict all factors. Additional risks and uncertainties are discussed in the joint proxy statement/prospectus and other materials that Great Plains Energy, Westar Energy and Monarch Energy Holding, Inc. (Monarch Energy) file with the Securities and Exchange Commission (“SEC”) in connection with the anticipated merger. Other risk factors are detailed from time to time in quarterly reports on Form 10-Q and annual reports on Form 10-K filed by Great Plains Energy, KCP&L and Westar Energy with the SEC. Each forward-looking statement speaks only as of the date of the particular statement. Monarch Energy, Great Plains Energy, KCP&L and Westar Energy undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. 2 2017 EEI FINANCIAL CONFERENCE

MERGER OVERVIEW

MERGER OF EQUALS

- Creates a leading energy company with a combined equity value of ~$15 billion[1] – a more valuable company for shareholders and a stronger company for customers
- 100% stock-for-stock, tax-free exchange of shares with no transaction debt and no exchange of cash
- Exchange Ratio
  - WR: 1:1 (52.5% ownership)
  - GXP: 0.5981:1 (47.5% ownership)
- Transaction structure directly responsive to regulatory concerns
- Closing expected to occur in the first half of 2018

Combined Service Area[2]



Westar Energy
Energy Centers
Great Plains Energy

Key Operating Metrics

	Great Plains Energy	Westar Energy	Pro Forma Combined
Rate Base ($billion)[3]	$6.6	$6.5	**$13.1**
Electric Customers	864,400	707,000	**1,571,400**
Owned Generation Capacity (MW)	6,524	6,573	**13,097**
Transmission Miles	3,600	6,400	**10,000**
Distribution Miles	22,700	29,000	**51,700**

1. Great Plains Energy and Westar Energy combined market cap as of 10/31/17.
2. Excludes Great Plains Energy's Crossroad Energy Center in the Mississippi Delta and Westar's Spring Creek Energy Center in Logan County, OK.
3. Estimated rate base based on ordered and settled rate cases.

GREAT PLAINS ENERGY Westar Energy 2017 EEI FINANCIAL CONFERENCE 4

STRONG PLATFORM FOR EARNINGS GROWTH 5 $3.25 $2.43 $3.57 2016A Pro Forma 2021E Targeted Pro Forma EPS Growth1 6%-8% CAGR 1. EPS growth based on Westar Energy 2016 actual EPS of $2.43. Driven By: • Merger savings • FERC regulated transmission growth • Share repurchases • 2018 general rate review to reduce regulatory lag 2017 EEI FINANCIAL CONFERENCE

$2.19 $1.84 $2.32 Pro Forma 2018E Pro Forma 2021E Targeted Pro Forma Dividend Growth 6%-8% CAGR 6 STRONG PLATFORM FOR DIVIDEND GROWTH 1. Illustrative analysis based on most recent Great Plains Energy quarterly dividend payment annualized of $1.10 per share divided by the 0.5981 exchange ratio. 1  Initial dividend results in 15% increase for Westar’s shareholders  Initial dividend maintains Great Plains Energy’s current dividend policy  Targeted annual dividend growth in line with EPS growth while targeting payout ratio of 60% to 70% 2017 EEI FINANCIAL CONFERENCE

PLATFORM FOR SIGNIFICANT MERGER SAVINGS

Targeted Merger Savings ($mm)[1]


$27.8
$110.3
$143.5
$149.4
2018E
2019E
2020E
2021E

Targeted O&M Cost Reductions ($mm)[2]


$1,367
~$1,100 – $1,200
~(15%)
2016A 3
2021E
Great Plains Energy
Westar
Pro Forma

- Unique combination provides maximum opportunities for efficiency creation, cost savings for customers, and better ability to earn allowed returns
- Cost savings and ongoing management of O&M expected to drive total cost reductions of approximately 15% from 2016 to 2021
- Detailed integration plans demonstrate merger savings of $150+ million in 2021 and beyond
  - In addition to targeted merger savings, we expect over $200 million dollars of cost savings related to Great Plains Energy plant retirements

1. *Excludes Great Plains Energy plant retirements announced June 2017 and potential capital expenditure savings. Planned merger savings include non-fuel O&M and Other shown net of costs to achieve. See appendix slide for projected merger savings by type and year.*
2. *Inclusive of targeted O&M merger savings and expected O&M cost savings of Great Plains Energy announced plant retirements.*
3. *Represents Great Plains Energy utility O&M and Westar's O&M and SG&A as reported in GAAP financials.*

GREAT PLAINS ENERGY Westar Energy. 2017 EEI FINANCIAL CONFERENCE 7

FINANCIAL BENEFITS

- Projected significant earnings accretion to Great Plains Energy and Westar Energy
- Expect to offer top quartile total shareholder return amongst electric utilities:
  - Target EPS growth of 6% to 8%, 2016 to 2021[1]
  - Target dividend growth in line with EPS growth, 60% to 70% target payout ratio
- Diversifies and enhances earnings stream
- Opportunity to improve earned returns relative to allowed levels
- Over $6 billion in investment from 2018 through 2022
  - Over $1 billion in FERC regulated transmission investment
- Target rate base growth of 3 to 4% through 2022[2]
- Capital structure rebalancing post-closing of the merger
  - Expect to repurchase ~60 million, or ~22% of pro forma shares outstanding, over time in the first two years after merger closing[3]
  - Rebalancing supported by strong balance sheet that is expected to include approximately $1.25 billion of cash at closing
  - Combined company will maintain strong investment-grade credit ratings



1. *Targeted EPS growth based on Westar Energy 2016 actual EPS of $2.43.*
2. *Based on 2016 pro forma rate base currently reflected in rates of $13.1 billion.*
3. *Anticipated initial pro forma shares of approximately 272 million at merger closing.*

GREAT PLAINS ENERGY Westar Energy 2017 EEI FINANCIAL CONFERENCE 8

STRONG CREDIT QUALITY AND CAPACITY FOR SIGNIFICANT SHARE REPURCHASES

- Great Plains Energy completed unwind of prior debt and mandatory convertible preferred equity acquisition financing following July 2017 merger of equals announcement, with a cost of approximately $150 million
- Merger of equals structure with no merger-related debt results in a strengthened credit profile and positive rating agency action
  - Credit metrics for the combined company expected to be in-line with those of Great Plains Energy pre-merger
- Expect to repurchase ~60 million shares (~22% of pro forma shares outstanding) in the first two years after merger closing[1]
- Projected consolidated FFO / Total Debt of ~18% to 20% in 2019 – 2021
- Projected consolidated Debt / Capitalization of ~48 to 50% in 2019 – 2021

	Ratings / Outlook[2]	Westar Energy	Great Plains Energy	KCP&L	GMO
S&P	Issuer Rating	BBB+	BBB+	BBB+	BBB+
S&P	Senior Secured Debt	A	-	A	-
S&P	Senior Unsecured Debt	-	BBB	BBB+	BBB+
S&P	Outlook	Positive	Positive	Positive	Positive
Moody's	Issuer Rating	Baa1	-	-	-
Moody's	Senior Secured Debt	A2	-	A2	-
Moody's	Senior Unsecured Debt	-	Baa2	Baa1	Baa2
Moody's	Outlook	Stable	Stable	Stable	Stable

1. *Anticipated initial pro forma shares of approximately 272 million at merger closing.*
2. *Credit ratings as of 11/1/2017.*

GREAT PLAINS ENERGY Westar Energy 2017 EEI FINANCIAL CONFERENCE 9

MERGER EXPECTED TO CLOSE IN FIRST HALF 2018

Procedural Schedule

- Proposed procedural schedules in both Kansas and Missouri – suggest effective orders late May, 2018
  - Missouri Public Service Commission (MPSC) issued an order on October 19, 2017 consistent with the proposed procedural schedule and supportive of a late May, 2018 order effective date – expected order date is not specifically stated
  - Expect Kansas Corporation Commission (KCC) decision on procedural schedule in November 2017

Stakeholder	Filed	Approval Anticipated	Additional Info.
GXP and WR shareholders	√	4Q17	Special shareholder meetings for Westar and Great Plains to be held on November 21, 2017
KCC	√	2Q18	Docket: 18-KCPE-095-MER
MPSC	√	2Q18	Docket: EM-208-0012
FERC	√	1Q18 – 2Q18	Docket: EC-171-000
NRC	√	1Q18 – 2Q18	Docket: 50-482
U.S. DOJ/FTC (HSR)	4Q17	4Q17 – 1Q18	
FCC	1Q18 – 2Q18	1Q18 – 2Q18	

GREAT PLAINS ENERGY Westar Energy. 2017 EEI FINANCIAL CONFERENCE 10

REGULATORY AND LEGISLATIVE PRIORITIES

12 REGULATORY INITIATIVES Regulatory Timing 4Q17 1Q18 2Q18 3Q18 4Q18 Merger Approval Westar General Rate Review KCP&L – KS General Rate Review KCP&L – MO General Rate Review GMO General Rate Review Missouri & Kansas Legislative Session Westar General Rate Review Drivers: • Westar Plains Wind Farm • Expiration of wholesale contracts which are currently reflected in rates and have generated offsets to the retail cost of service • Expiring production tax credits currently reflected in rates KCP&L/GMO General Rate Review Drivers: • New customer information system and other infrastructure investments since rates were last set Legislative Priorities: • Supporting comprehensive regulatory reform in Missouri; expecting to pursue legislation in 2018 • Not expecting major Kansas legislative activities in 2018 2017 EEI FINANCIAL CONFERENCE

RATEMAKING CONSTRUCT 13 Cost Recovery Mechanisms Westar Kansas KCP&L Kansas KCP&L Missouri GMO Missouri Energy Cost Adj. Rider (KS) / Fuel Adj. Clause Rider (MO) √ √ √ √ Pension and OPEB Tracker √ √ √ √ Property Tax Surcharge Rider √ √ Energy Efficiency Cost Recovery Rider √ √ Missouri Energy Efficiency Investment Act Program Rider √ √ Renewable Energy Standards Tracker √ √ Renewable Energy Standard Rate Adj. Mechanism Rider √ Transmission Delivery Charge Rider √ √ Critical Infrastructure Protection Standards / Cybersecurity Tracker √ √ Abbreviated Rate Case √ √ 2017 EEI FINANCIAL CONFERENCE

14 STATE COMMISSIONERS Missouri Public Service Commission (MPSC) Kansas Corporation Commission (KCC) Mr. Daniel Y. Hall (D) Chair (since August 2015) Term began: September 2013 Term expires: September 2019 Mr. Pat Apple (R) Chair (since January 2017) Term began: March 2014 Term expires: March 2018 Mr. Stephen M. Stoll (D) Commissioner Term began: June 2012 Term expires: December 2017 Ms. Shari Feist Albrecht (I) Commissioner Term began: June 2012 Reappointed: January 2017 Term expires: March 2020 Mr. William P. Kenney (R) Commissioner Term began: January 2013 Term expires: January 2019 Mr. Jay S. Emler (R) Commissioner Term began: January 2014 Reappointed: May 2015 Term expires: March 2019 Mr. Scott T. Rupp (R) Commissioner Term began: March 2014 Term expires: March 2020 Ms. Maida J. Coleman (D) Commissioner Term began: August 2015 Term expires: August 2021 MPSC consists of five (5) members, including the Chairman, who are appointed by the Governor and confirmed by the Senate.  Members serve six-year terms (may continue to serve after term expires until reappointed or replaced)  Governor appoints one member to serve as Chairman KCC consists of three (3) members, including the Chairman, who are appointed by the Governor and confirmed by the Senate.  Members serve four-year terms (may continue to serve after term expires until reappointed or replaced)  Commissioners elect one member to serve as Chairman 2017 EEI FINANCIAL CONFERENCE

CLEAN ENERGY FOCUS

2005 2018 0% 10% 20% 30% 40% Combined Company Projections Anticipated Emission Reduction 2005 - 2020 Renewables as Percent of Retail Sales 38% 98% 85% NOx ~30% 16 COMBINED SUSTAINABLE ENERGY PORTFOLIO • Wind portfolio will be one of the largest in the United States: ~3,200 MW1 • Renewable energy ~30% of retail sales o Emission-free energy (renewable and nuclear) nearly half of retail sales • Well ahead of renewable portfolio standards in Missouri and voluntary goals in Kansas • RPS in Missouri requires 15% of electricity sales to customers with renewable sources by 2021 • Kansas voluntary goal of 20% of the utility’s peak by 2020 CO2 SOx 2017 EEI FINANCIAL CONFERENCE 1. Includes owned generation and power purchase agreements based on nameplate capacity of the facility. 2. Source: American Wind Energy Association. • Company sponsored energy-efficiency programs and demand response are expected to be a key component of future resource portfolio • Focused on growing renewables while retiring end-of- life fossil plants • Strong platform to grow renewable energy portfolio and take further advantage of abundant natural resources o Kansas wind energy resources, ranked 5th in the nation for installed wind capacity, are a unique advantage2

APPENDIX

PROJECTED MERGER SAVINGS 18 2016- 2017 2018E 2019E 2020E 2021E 2022E Total NFOM Labor - $38.3 $66.6 $78.1 $83.2 $85.3 $351.5 NFOM Non- Labor - $8.6 $41.4 $55.1 $54.3 $61.1 $220.5 Fuel - $0.7 $1.0 $1.1 $1.3 $2.3 $6.4 Other - $2.2 $7.9 $12.3 $13.3 $13.4 $49.0 Gross Efficiencies - $49.7 $116.9 $146.5 $151.9 $162.0 $627.0 Transition Costs ($35.6) ($21.9) ($6.6) ($3.0) ($2.5) ($2.2) ($71.8) Net Savings ($35.6) $27.8 $110.3 $143.5 $149.4 $159.8 $555.2 Merger Savings by Type and Year ($mm)1,2 1. Some numbers may not add due to rounding 2. Source: Steven Busser, Kansas direct testimony filed August 25, 2017; page 15 (Docket: 18-KCPE-095-MER). Steven Busser, Missouri direct testimony filed August 31, 2015; page 14 (Docket: EM-2018-0012). 2017 EEI FINANCIAL CONFERENCE

$15.0 $14.5 $12.7 $8.6 $10.0 $9.8 $6.2 $8.3 $9.3 $7.6 $7.4 $7.1 $23.5 $21.2 $20.1 $16.8 $14.9 $14.8 $14.0 $12.7 $12.6 $11.5 $10.6 $9.9 Combined Company WR GXP Market Cap EV 15.0 13.4 13.2 13.1 12.8 12.8 11.0 9.4 9.2 8.2 7.6 6.6 6.5 GXP WR 1.6 1.6 1.2 1.0 0.9 0.9 0.8 0.8 0.7 0.7 0.5 0.5 GXP WR SELECTED MID-CAP UTILITIES BY ENTERPRISE VALUE ($BN) Source: Company filings, investor presentations, Bloomberg market data as of 10/31/2017. SELECTED MID-CAP UTILITIES BY CUSTOMERS (MILLIONS) SELECTED MID-CAP UTILITIES BY RATE BASE ($BN) Combined Company Combined Company TRANSFORMATION INTO A LEADING MIDWEST ENERGY UTILITY 2017 EEI FINANCIAL CONFERENCE 19

COMPELLING STRATEGIC AND GEOGRAPHIC FIT

- Better positioned to meet customer's energy needs, provide clean energy and optimize investments to achieve improved long-term financial returns
- Increased scale and jurisdictional diversity with enhanced platform to drive value for shareholders and customers
- Strong geographic fit, complementary operations with contiguous territories and existing shared assets produce economies of scale and significant savings and efficiencies


Standalone Great Plains Energy
Standalone Westar Energy
Combined Company
Geography by Customer[1]
KS 28%
MO 72%
KS 100%
MO 40%
KS 60%
Rate Base Mix by Jurisdiction[2]
FERC 5%
KS 31%
MO 64%
FERC 19%
KS 81%
FERC 12%
MO 32%
KS 56%
Capacity Mix (MW)[3]
Nuclear 7%
Natural Gas &...
Renewable 19%
Coal 44%
Nuclear 7%
Natural Gas...
Renewabl e...
Coal 42%
Nuclear 7%
Natural Gas &...
Renewable 20%
Coal 43%

1. *Customer breakdown by jurisdiction based on retail sales generation.*
2. *KCP&L,GMO, Westar and KG&E are also subject to regulation by The Federal Energy Regulatory Commission (FERC) with respect to transmission, wholesale sales and rates, and other matters.*
3. *Projected as of year-end 2017.*

GREAT PLAINS ENERGY Westar Energy
2017 EEI FINANCIAL CONFERENCE
20

NewCo Kansas City Power & Light KCP&L Greater Missouri Operations Great Plains Energy Other Subsidiaries Westar Energy Westar Subsidiaries, notably, KG&E 21 PRO FORMA COMBINED COMPANY CORPORATE STRUCTURE 2017 EEI FINANCIAL CONFERENCE

President & CEO Terry Bassham EVP Chief Operating Officer Kevin Bryant EVP Strategy & Chief Administrative Officer Greg Greenwood EVP Chief Financial Officer Tony Somma SVP Chief People Officer Jerl Banning SVP Marketing, Public Affairs & Chief Customer Officer Chuck Caisley SVP General Counsel, Corporate Secretary Heather Humphrey 22 PRO FORMA COMBINED COMPANY EXECUTIVE OFFICER TEAM  Board of Directors to be comprised equally of Westar Energy and Great Plains Energy board members.  Both Mark Ruelle and Terry Bassham will be members of the Board of Directors.  Mark Ruelle will serve as the non-executive Chairman of the Board  Charles Q. Chandler IV, currently the non-executive chairman of Westar Energy’s Board, will be the lead independent director 2017 EEI FINANCIAL CONFERENCE

KEY TERMS 23 Transaction Structure • All stock merger of equals (100% stock-for-stock tax-free exchange); combined equity value of ~$15 billion • New company to be jointly named prior to close Exchange Ratio • Westar Energy: 1:1 • Great Plains Energy: 0.5981:1 Approximate Pro Forma Ownership • Westar Energy 52.5% • Great Plains Energy 47.5% Pro Forma Dividend • Adjust to maintain current Great Plains Energy dividend • Results in a 15% dividend uplift for Westar Energy Termination Fee • Reverse break-up fee of $190 million in favor of Westar Energy • Mutual fiduciary out break-up fees of $190 million in favor of the other • Great Plains Energy no-vote fee of $80 million in favor of Westar Energy Governance • Mark Ruelle, Westar Energy CEO to become non-executive chairman • Terry Bassham, Great Plains Energy Chairman, President & CEO to become President & CEO • Tony Somma (Westar Energy CFO) to be CFO; Kevin Bryant (Great Plains Energy CFO) to be COO • Equal board representation from each company, including Bassham and Ruelle Headquarters • Corporate Headquarters – Kansas City, Missouri • Operating Headquarters – Topeka, Kansas; Kansas City, Missouri Timing / Approvals • Expected to close first half 2018 • Shareholders, federal and state regulators 2017 EEI FINANCIAL CONFERENCE

ADDITIONAL INFORMATION 24 2017 EEI FINANCIAL CONFERENCE Additional Information and Where to Find It This presentation does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any proxy, vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed transactions, Monarch Energy has filed with the SEC a Registration Statement on Form S-4 (Registration No. 333-220465), which was declared effective by the SEC, Great Plains Energy and Westar Energy have each filed a definitive joint proxy statement, which also constitutes a prospectus of Monarch Energy, each of which is publicly available, and Great Plains Energy, Westar Energy and Monarch Energy have filed and may file other documents regarding the proposed transactions with the SEC. Great Plains Energy and Westar Energy mailed the definitive joint proxy statement/prospectus in connection with the transactions to their respective shareholders on or around October 13, 2017. WE URGE INVESTORS TO READ THE REGISTRATION STATEMENT AND DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND THESE OTHER MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT GREAT PLAINS ENERGY, WESTAR ENERGY, MONARCH ENERGY AND THE PROPOSED TRANSACTIONS. Investors can obtain free copies of the Registration Statement and definitive joint proxy statement/prospectus and other documents filed by Monarch Energy, Great Plains Energy and Westar Energy with the SEC at http://www.sec.gov, the SEC’s website. These documents filed by Great Plains Energy and Monarch Energy are also available free of charge from Great Plains Energy’s website (http://www.greatplainsenergy.com) under the tab, “Investor Relations” and then under the heading “SEC Filings,” or by contacting Great Plains Energy’s Investor Relations Department at 1-800-245-5275. These documents filed by Westar Energy are also available free of charge from Westar Energy’s website (http://www.westarenergy.com) under the tab “Investors” and then under the heading “SEC Filings,” or by contacting Westar Energy’s Investor Relations Department at 785-575-8227. Participants in Proxy Solicitation Great Plains Energy, Westar Energy and their respective directors and certain of their executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from Great Plains Energy’s and Westar Energy’s shareholders with respect to the proposed transactions. Information regarding the officers and directors of Great Plains Energy is included in its definitive proxy statement for its 2017 annual meeting filed with the SEC on March 23, 2017. Information regarding the officers and directors of Westar Energy is included in its definitive proxy statement for its 2017 annual meeting filed with the SEC on September 14, 2017. Additional information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, is set forth in the Registration Statement and definitive joint proxy statement/prospectus and other materials filed with SEC in connection with the proposed merger. Free copies of these documents may be obtained as described in the paragraphs above.

25 Lori Wright Vice President – Corporate Planning, Investor Relations and Treasurer (816) 556-2506 lori.wright@kcpl.com Calvin Girard Senior Manager, Investor Relations (816) 654-1777 calvin.girard@kcpl.com NYSE: GREAT PLAINS ENERGY (GXP) INVESTOR RELATIONS INFORMATION Cody VandeVelde Director, Investor Relations (785) 575-8227 cody.vandevelde@westarenergy.com Amber Housholder Investor Relations Manager (785) 575-8278 amber.housholder@westarenergy.com NYSE: WESTAR ENERGY (WR) 2017 EEI FINANCIAL CONFERENCE